Exhibit 99.1

NovaDel Closes on $1,475,000 of $4 Million Financing

with ProQuest Investments

Flemington, NJ – June 2, 2008 - NovaDel Pharma Inc. (AMEX: NVD) announced today that it has completed the initial closing of $1,475,000 of its previously announced private placement of up to $4,000,000 in secured convertible promissory notes and accompanying warrants on May 30, 2008. The purchasers are ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P. and ProQuest Investments III, L.P. (the “Purchasers”). The balance of the funding is at the Company’s option and subject to stockholder approval (the “Subsequent Closing”). The notes issued in the initial closing are convertible into shares of the Company’s common stock at a conversion price of $0.295 per share. The Purchasers also received five-year warrants to purchase 3.0 million shares of the Company’s common stock at an exercise price of $0.369 per share.

The Company intends to use the proceeds from the initial closing to fund its product development activities, as well as its near-term general working capital requirements. The Company believes that the proceeds from the financing, along with the funds received in connection with the collaboration agreement with BioAlliance Pharma SA announced on May 19, 2008, will be sufficient to allow the Company to fund expenses for the remainder of the 2008 calendar year.

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities or “blue sky” laws and the shares may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with this private placement, the Company has agreed to file a registration statement on Form S-3 within 30 days of the related issuance to register the shares of common stock underlying the Purchasers’ notes and warrants.

The Company cannot assure you that the Company’s stockholders will approve the Subsequent Closing, or that the Company will be able to meet all of the covenants contained therein.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

About NovaDel Pharma Inc.

The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company's most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

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FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

CONTACTS:

For NovaDel:

Michael Spicer

(908) 782 - 3431 ext. 2550

Chief Financial Officer

NovaDel Pharma Inc.

mspicer@novadel.com

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